EXHIBIT 3(I)


                             AUGMENT SYSTEMS, INC.
                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION

     Augment Systems, Inc., a corporation organized and existing under the laws of the State of Deleware (the"Corporation"), hereby certifies as follows, pursuant to Section 242 of the General Corporation Law of the State of Deleware:

     I. That the Board of Directors of Augment Systems, Inc., by Special Meeting of the Board of Directors on May 21, 1998, duly adopted this resolution in accordance with Section 242 of the General Corporation Law of the State of Deleware (i) proposing amendment of the Certificate of Incorporation of the Corporation, subject to the approval of the Stockholders of the Corpration, (ii) declaring such amendment to be advisable and in the best interest of the Corporation, and (iii) directing that such amendment be submitted to and be considered by the Stockholders of the Corporation. The resolution setting forth the amendment in its entirety is as follow:

RESOLVED: That the directors hereby recommended that the stockholders of the Corporation approve a proposal to increase the number of shares of Common Stock, $.01 par value, that the Corporation shall have authority to issue from 30,000,000 shares to 50,000,000 shares.

         "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 50,000,000 shares of Common Stock, $.01 par value per share and 2,000,000 shares of Preferred Stock, $.01 par value per share."

     II. This Certificat of Amendment of the Restated Certificate of Incorporation was duly adopted pursuant to a vote of the Stockholders on June 29, 1998 and the Stockholders holding a majority of capital stock of the corporation, voting together as a single class, voted in favor of the Amendment in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Deleware and the Corporation's Certificate of Incorporation, and written notice of the adoption of the Certificate of Amendment of Certificate of Incorporation has been given as provided by Section 228(d) of the General Corporation Law of the State of Deleware to every shareholder entitled to such notice.



     IN WITNESS WHEREOF, Augment Systems, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its President and attested to by its Assistant Secretary, this 13th day of July, 1998.




                                              /s/ Laurence S. Liebson
                                              ------------------------------
                                              Laurence S. Liebson, President




Attested to:


/s/ Duane Mayo
-------------------------
Duane Mayo, Secretary